                                                                   EXHIBIT 10.28

                                   AGREEMENT

     THIS AGREEMENT made and entered into this 9th day of December, 1997, by and between CAPITOL RESORTS OF FLORIDA, INC., a Florida corporation, with offices located at 10605 Maumelle Blvd., #C, Maumelle, AR 72113, (hereinafter referred to as "Purchaser") and OCEAN PALMS DEVELOPMENT CORPORATION, a Florida Corporation and OCEAN PALMS RESORT, INC., A Florida corporation, with offices located as 1200 North Ocean Blvd., Pompano Beach, FL 33062, (hereinafter referred to as "Seller").

                                  WITNESSETH:

WHEREAS, the Seller owns certain assets described as follows:

A. Ocean Palms Resort, consisting o_ the tenant's interest in that certain long term ground lease recorded in Official Records Book 2973, Page 677, of the Public Records of Broward County, Florida (the "Ground Lease") (said Ground Lease having been assigned to Seller by Assignment of Lease recorded in Official Records Book 25980, Page 744, of the Public Records of Broward County, Florida), a copy of which Ground Lease is attached hereto as Exhibit "A"; together with the improvements contained upon the real property which is the subject matter of the Ground Lease consisting of a 53 unit apartment complex, pool, office areas, parking areas and other amenities (the "Improvements"), said Ground Lease and Improvements being located upon land lying, and situate at 1200 North Ocean Blvd., Pompano Beach, FL 33062, being more specifically described as follows:

        See Exhibit "B" attached hereto and by reference made a part hereof.

B. All of the personal property owned by Seller and used in connection with the operation of Ocean Palms Resort, including, but not limited to, all of the furniture, furnishings, fixtures, machinery and equipment of Seller located in the several apartment units at Ocean Palms Resort or used in the maintenance and operation of Ocean Palms Resort, all warranties pertaining to such personal property, all permits, approvals, advertising materials, trade names, phone numbers, equipment and maintenance leases and agreements, hardware and software (the "Personal Property"). The Personal Property does not include 2 computers and one copy machine owned personally by Diane Bloom and Howard Bloom.

C. The landlord's interest in the several long term tenant leases of the individual apartments at Ocean Palms Resort (the "Tenant Leases"), which Tenant Leases are more fully described in Exhibit "C" attached hereto and by reference made a part hereof.

D. The exclusive right to manage and operate the hotel operation ongoing at Ocean Palms Resort (the "Desk").

E. The owner and holder's interest in all of those certain promissory notes and accompanying conditional lease assignments arising out of sales of long term leases upon the several apartments of Ocean Palms Resorts (the "Paper"), which Paper aggregates approximately $2,600,000.00 in outstanding principal balances, and which paper is more specifically described and identified in Exhibit "D" attached hereto and by reference made a part hereof.

The Ground Lease, Improvements, Personal Property, and Tenant Leases are hereinafter, from time to time, collectively referred to as the "Resort Property"; and the Resort Property, the Paper and the Desk are hereinafter, from time to time, collectively referred to as the "Assets".

     WHEREAS, Purchaser desires to purchase the Assets; and

     WHEREAS, Seller is desirous of selling the said Assets upon the following terms and conditions; and

     NOW, THEREFORE, in consideration of the mutual benefits accruing to the respective parties under the provisions of this Agreement, it is hereby agreed as follows:

1. Sale and Purchase. The Seller agrees to sell and convey and the Purchaser agrees to purchase, free from all encumbrances except as hereinafter specifically set forth, the Ground Lease, the Improvements, the Personal Property, the Tenant Leases, the Desk, and the Paper; and together with all plans, specifications and surveys located in or used in connection with the Resort Property, (hereinafter referred to as the "Plans"); together with all termite inspection reports and guarantees and warranties, environmental reports and engineering reports (hereinafter referred to as the "Reports").

2. Purchase Price The purchase price for the Desk shall be TEN THOUSAND DOLLARS ($10,000.00). The purchase price for the Resort Property, the Paper and for any remaining tangible and intangible assets included in the sale shall be ONE MILLION NINE HUNDRED FIFTY-SIX THOUSAND DOLLARS ($1,956,000.00) plus THIRTY-THREE THOUSAND FIVE-HUNDRED (33,500) shares of the capital stock of Purchaser's parent, Capitol Communities Corporation (the "Stock").

3. Payment of Purchase Price Said purchase price of TEN THOUSAND DOLLARS ($10,000.00) for the Desk and said purchase price of ONE MILLION NINE-HUNDRED FIFTY-SIX THOUSAND DOLLARS ($1,956,000.00) plus THIRTY-THREE THOUSAND FIVE-HUNDRED (33,500) shares of the Stock for the Resort Property, the Paper and for any remaining tangible and intangible assets included in the sale shall be paid at closing as follows:

  (a) TEN THOUSAND DOLLARS ($10,000.00) for the Desk shall be paid in cash or by cashier's or certified check or wire transfer.

  (b) ONE MILLION ONE-HUNDRED FIFTY-EIGHT THOUSAND DOLLARS ($1,158,000.00) of the purchase price for the Resort Property and the Paper shall be paid by the assumption by Purchaser of that certain first leasehold mortgage presently encumbering the Ground Lease (the "Leasehold Mortgage"), a copy of which Leasehold Mortgage and all modifications thereof are attached hereto as Exhibit "E" and by reference made a part hereof. Purchaser acknowledges that the Paper is and/or shall be collaterally assigned to the owner and holder of the Leasehold Mortgage as and for additional security for the promissory note referred to therein. Purchaser also agrees that at the closing, and in order to induce the owner and holder of the Leasehold Mortgage to allow the assumption thereof by Purchaser, the Leasehold Mortgage and the promissory note secured thereby will be modified and amended so that the monthly payments due thereunder, commencing with the payment due on the 1st day of May, 1998, will be calculated based upon a ten (10) year amortization, and the terms of the collateral assignment of the Paper will be modified so that each month out of the collections received from the Paper an amount equal to the monthly payment due under the Leasehold Mortgage will be paid to the owner and holder thereof and thereafter any remaining collections for such month shall be paid over to Purchaser. Additionally the insurance escrow requirement set forth in the
           --------------------------------------------------------------
Mortgage will be removed. Except as hereinabove set forth the terms of the
------------------------
Leasehold Mortgage as they exist as of the date of this agreement (including the maturity date), and the terms governing the collateral assignment of the Paper will remain the same.

  (c) The Stock, being 33,500 shares of the common stock of Capitol Communities Corporation, shall be delivered free and clear of all liens and encumbrances. Seller may take title to the Stock in its own name or in the name of a designee.

  (d) The balance of the purchase price for the Resort Property and the Paper, in the amount of approximately SEVEN-HUNDRED NINETY-EIGHT THOUSAND DOLLARS ($798,000.00) (or such greater or lesser amount as may be necessary to complete the payment of the purchase price after adjustments or credits, prorations and the like) shall be paid in cash or by cashier's or certified check or wire transfer. An estimated closing statement is attached hereto as Exhibit "G".
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4.   Title. The Seller shall, within five (5) days prior to the closing of the
                ------
within transaction, at Seller's expense, obtain a title insurance commitment
                       --------
issued by a qualified title insurer agreeing to issue to the Purchaser, upon the recording of the assignment of lease hereinafter mentioned, a leasehold owner's title insurance policy in the amount of the purchase price for the Resort

Property insuring title of the Purchaser to the Ground Lease to be good and marketable subject only to: the following: (a) taxes for the year 1998 and subsequent years; (b) conditions, restrictions, limitations, easements and reservations of record (but Purchaser shall not be obligated to close hereunder if the same render title to the Property not good and marketable and insurable;
(c) zoning ordinances of record provided same are not violated by existing structures; (d) the Leasehold Mortgage; and (e) those additional matters which shall be discharged by Seller at or before closing. Purchaser shall have three
(3) days from the date of receiving said title insurance commitment to examine same. If the title is found to be defective, Purchaser shall, within said period notify the Seller in writing specifying the defects. Upon receiving such notice, Seller shall use diligence to correct the defects and the closing shall be extended, if necessary, to no later than ten (10) days after such defects have been corrected. If Seller cannot correct the defects within ten twenty (10) days from receiving the notice, Purchaser shall have the option of:

(a) Accepting title as it then is together with such cash, adjustment to the purchase price or other consideration as the parties may agree upon, or

(b) Demanding a refund of all moneys paid hereunder which shall forthwith be returned to the Purchaser, and thereupon the Purchaser and Seller shall be released of all further obligations to each other under this Agreement.

The cost of the title insurance shall be paid for by Seller. Seller, immediately subsequent to the date of the complete execution of the within agreement will provide Purchaser with a copy of the most recent leasehold owners title insurance policy covering the Ground Lease.

5. 'Title Status Search. Prior to the closing of the within transaction and within five (5) days thereof, Purchaser shall be entitled to cause search to be made in the Public Records of Broward County, Florida, and in the Uniform Commercial Code Records of the State of Florida, to determine the existence of any liens, encumbrances, judgments, or outstanding adverse interests against the equipment, furniture, furnishings, and machinery proposed to be sold pursuant to this Agreement. In the event that Purchaser shall determine the existence of any liens, encumbrances (other than the encumbrance of the Leasehold Mortgage) or adverse claims against the property, other than the claims which can be satisfied by payment of money at the time of closing by Seller, then Purchaser shall have the option to rescind this Agreement and receive full refund of all moneys paid and deposited hereunder.

6. Risk of Loss. All risk of loss up to the time of closing shall be borne by the Seller. If any loss or damage, whether it be due to fire, storm, flood, riot, or other casualty exceeds $250,000.00, the Purchaser shall have the option of either taking the Property as is, together with any insurance proceeds payable by virtue of such loss or damage, or of canceling this Agreement by giving written notice to the Seller. Upon such or deposited pursuant to this Agreement and all obligations under this Agreement shall thereupon terminate.

7.   Closing.

(a) It is agreed that the closing of the title shall take place at the office of Purchaser's attorney, on or before the ____ day of December, 1997, unless otherwise extended by the provisions of this Agreement, or at such earlier date upon which the parties may agree.

  (b) At the time of the closing the Assignment of the Ground Lease shall be recorded and evidence of title continued at Purchaser's expense to show title in Purchaser without any encumbrances or changes which would render Purchaser's title unmarketable, from the date of the last evidence and the cash proceeds of sale shall be held in escrow by Seller's attorney for a period of not longer than three (3) days. If Seller's title is rendered unmarketable, Purchaser's attorney shall, within said three (3) day period, notify Seller or Seller's attorney in writing of the defect, and Seller shall have five (5) days from the date of receipt of such notice to cure said defect. In the event Seller fails to timely cure said defect, all moneys paid hereunder by Purchaser shall, upon written demand therefor, and within five (5) days thereafter, be returned to Purchaser and simultaneously with such repayment, Purchaser shall vacate the premises and reconvey the Resort Property and the remaining Assets to the Seller. In the event that Purchaser fails to make timely demand for refund he shall take title as is, waiving all rights against Seller as to such intervening defect, except such rights as may be available to Purchaser by virtue of warranties contained in Assignment of the Ground Lease. In the event the transaction is not consummated because of an uncorrected or unwaived defect in title, the Seller will be deemed to have defaulted under this Agreement.

  (c) Except as otherwise set forth in this Agreement possession of the Resort Property shall be delivered at the closing, subject to the existing Tenant Leases.

  (d) Each of the parties shall execute and deliver at the closing all instruments reasonably required to effectuate the terms and conditions of this Agreement and the intent thereof.

8. Assessments Certified, confirmed or ratified special assessment liens as of the date of the closing (and not as of the date of Agreement) are to be paid by the Seller. If, on the closing date, the Resort Property or any part thereof shall be or have been affected by an assessment or assessments which are or may become payable in annual installments, of which the first installment is then a charge or lien, or has been paid, then for the purposes of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after the closing date, shall be deemed to be due and payable and to be liens on the premises affected thereby, and shall be paid and discharged by the Seller on the closing date. Pending liens as of the date of closing shall be assumed by the Purchaser, provided, however, that where the improvement has been substantially completed as of the date of the Agreement, such pending liens shall be considered as certified, confirmed or ratified, and the Seller shall, at closing, be charged an amount equal to the last estimate of the public body of the assessment for the improvement.

9. Proration of Taxes (Real and Personal). Taxes both of real property and personal property shall be prorated as of the closing date. Tax prorations shall be based upon gross taxes for the year of the closing, with adjustment for maximum discount. If the taxes for the year of the closing are unknown, they shall be estimated for the purpose of closing and a re-proration thereof shall be effected when tax notices are received.

10. Adjustments, Prorations and Expenses of Sale. The purchase price shall be adjusted for prorations or insurance (if policies of insurance are being assumed by Purchaser), utilities, license fees, rents, escrows with mortgagees, prepaid hotel revenues, and similar items being transferred to Purchaser.

Transferable deposits shall be credited to the Seller. Seller shall have the right to the refund of any nontransferable deposits and Purchaser shall be responsible for making its own deposits therefor. The cost of recording any corrective instrument, shall be paid for by the Seller. State documentary stamps which are required to be affixed to the instrument or instruments of conveyance, the cost of recording the Assignment of Ground Lease and other assignments shall be paid for by the Purchaser. Attorney's fees of Michael M. Wallack, Esq. in connection with the transaction contemplated by this agreement, in the amount of
                                                                ----------------
$25,000.00, shall be paid for by Purchaser.
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11.  Survey. The Purchaser, within the time provided for examination and objection to title, may have the Resort Property surveyed as its expense. If the survey shows an encroachment on said Resort Property or that the improvements located on the Resort Property in fact encroach on the lands of others, or violate any of the covenants herein, the same shall be treated as a title defect.

12. Representations of Seller. The Seller represents and warrants in connection with the transaction herein contemplated that:

  (a) Except as otherwise expressly set forth herein, between the date hereof and the closing date Seller will continue its usual program of maintenance and repair of the Resort Property and it will continue its existing operation of the Desk, and will continue its existing management of the Paper.

  (b) The Seller shall, prior to closing, furnish Purchaser with an estoppel letter from the landlord under the Ground Lease and from the owner and holder of the Leasehold Mortgage. In addition Seller will furnish Purchaser with Seller's affidavit setting forth, as to each Tenant Lease, the rental rate, the term thereof, and whether same is in good standing; and Seller will furnish

Purchaser with Seller's affidavit setting forth, as to each item of Paper, the interest rate, monthly payment amount, remaining term, outstanding principal balance, paid through date, and whether same is in good standing.

  (c) The Improvements contain: 53 apartments, a swimming pool, hot tub, and other facilities and amenities.

  (d) There are no contracts or leases (other than the Ground Lease and the Tenant Leases) binding Seller in connection with the ownership or operation of the Resort Property which are not cancelable within thirty (30) days except as listed on Schedule "F" attached hereto and made a part hereof and except for the contractual right of Diane Bloom to own, operate, manage and commercialize the Desk, which contractual right Seller agrees to extinguish by the payment of a settlement fee at the time of the closing of the within transaction.

  (e) Seller has the legal power and right to enter into and perform this Agreement and the consummation of the transaction contemplated by this Agreement will not result in breach or termination of any term or provision of or constitute a default under any contract, mortgage or other instrument to which Seller is a party or by which Seller is bound.

  (f) The Resort Property is free and clear of pollution, debris, and/or hazardous and/or toxic substances, whether visible or not, other than as expressly disclosed to Purchaser in this agreement. Attached hereto as Exhibit "H" is a phase I environmental report covering the Resort Property and confirming the foregoing representation.

  (g) Seller is the owner of the tenant's interest in the Ground Lease and is able to convey full and complete title and possession (subject to the Tenant Leases) at Closing except as to those matters specifically accepted by Purchaser (including, but not limited to the Leasehold Mortgage).

  (h) The Leasehold Mortgage is in good standing and not in default.

  (i) There has been no litigation for the preceding twelve (12) months, nor does there exist now any litigation, nor is Seller aware of any potential litigation, all with respect to any aspect of the Resort Property or any portion thereof, including but not limited to eminent domain and/or condemnation proceedings of any nature; except landlord tenant litigation with tenants in default under Tenant Leases, none of which litigation is presently ongoing, and except as to Seller's and Seller's stockholders dispute with one of Seller's stockholders, Karen Abdallah, which dispute will be settled at the time of the closing of the within transaction by payment to Karen Abdallah, in redemption of her stock in Seller and in repayment of all indebtedness owned her by Seller, of the sum of $550,000.00.

        (j) There are no pending, certified, confirmed, or ratified improvement or other assessments or liens to be made by any governmental or quasi-governmental authority for which the Seller shall not be liable and satisfied at Closing.

        (k) That there is no impending bankruptcy or insolvency of Seller, nor has there been over the past twelve (12) months.

        (1) That all documents heretofore provided and to be provided to Purchaser under and in connection with this agreement are true and correct, complete copies of originals and/or true and correct, complete originals.

        (m) The Ground Lease is in good standing and not in default. Rental under the Ground Lease is paid to and through the 28th day of February, 1998; and the next rental payment under the Ground Lease (for the period March 1, 1998 through February 28, 1999) is due on the 1st day of March, 1998 in the amount of approximately $76,320.00 (the quoted figure is the amount of the last period's ground rent and may be increased for the forthcoming period based upon the escalator clause set forth in the Ground Lease).

        (n) The documents and instruments constituting the Paper (and the related closing files) are authentic and represent bona fide transactions for value, and the information contained therein is, to the best of Seller's knowledge and belief, true, correct and complete.

        (o) The Stock which is being acquired by Seller and/or its designee pursuant to the provisions of this Agreement is being acquired solely for the account of the Seller or its designee, for investment purposes only and not with a view to, or in connection with, any distribution or sale of securities. Seller has no contract, understanding or arrangement with any person to sell, transfer or pledge to such person, or anyone else, any of the Stock which is being acquired by Seller, and the Seller has no present plans or intentions to enter into any such contract, understanding or arrangement. Seller is an "Accredited Investor" as defined in Regulation D. Seller, either alone or in conjunction with its counsel and its other representatives, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Stock. Seller understand that there is a risk that it may lose all of its investment in the Stock, but Seller feels that it could afford such a loss. Seller understands that the shares of Stock have not been registered under the Securities Act of 1933 and that no federal or state agency has passed upon the Stock or made any finding or determination as to the fairness of an investment in the Stock and Seller further understands that the shares of Stock cannot be resold in the absence of such registration or an exemption therefrom. Seller is not dependent upon a current cash return with respect to its investment in the shares of Stock. Seller understands that Capitol Communities Corporation is not a "tax shelter," and any information to be provided to it concerning the income tax consequences arising from an investment in the Stock is necessarily general in nature and the specific tax consequences to it relative to an investment in Capitol Communities Corporation will depend upon its individual circumstances. Seller is relying upon its own advisors with regard to the federal, state and local tax consequences to Seller arising from this transaction. Seller understands that the transferability of the shares of Stock are restricted and that an investment in the Stock involves limited liquidity. Seller hereby acknowledges and represents that it and its advisors, counsel and representatives have had the opportunity to review the Capitol Communities Corporation's records and documents, including, but not limited to all of Capitol Communities Corporation's 1934 Act filings, and ask questions of Capitol Communities Corporation's President and discuss this investment and this transaction and its risks with Seller's attorney and accountant.

13. Representations of Purchaser. The purchaser represents and warrants in connection with the transaction herein contemplated that:

        (a) Purchaser has the legal power and right to enter into and perform this Agreement and the consummation of the transaction contemplated by this Agreement will not result in breach or termination of any term or provision of or constitute a default under any contract, mortgage or other instrument to which Purchaser is a party or by which Purchaser is bound.

14. Seller's Responsibilities. At the closing Seller will deliver the following instruments and documents to the Purchaser:

        (a) Assignment of Ground Lease. The Assignment of Ground Lease shall be properly executed and in recordable form and satisfactory to Purchaser's attorney.

        (b) Assignment of Improvements. The Assignment of Improvements shall be properly executed and in recordable form and satisfactory to Purchaser's attorney.

        (c) Assignment of Tenant Leases. The Assignment of Tenant Leases shall be properly executed and in recordable form and satisfactory to Purchaser's attorney, and shall convey all of the Tenant Leases

        (d) Bill of sale. Bill of Sale conveying all of the Personal Property being conveyed in connection with the transaction contemplated by this Agreement.

        (e) Assignment of Paper. The Assignment of Paper shall be properly executed and in recordable form and satisfactory to Purchaser's attorney, and shall convey all of the Paper.

        (f) Assignment of Rights to the Desk. The Assignment of Rights to the Desk shall be properly executed and in recordable form and satisfactory to Purchaser's attorney, and shall convey all of the Seller's interest in and to the Desk.

  (g) No Lien Affidavit. Seller shall furnish to Purchaser an affidavit that there have been no improvements to the Real Property undertaken by Seller or at Seller's direction for 90 days immediately preceding the closing date. If the said Real Property has been improved by Seller or at his direction within 90 days immediately preceding the closing date, the Seller shall deliver as to the work done by Seller or at his direction, releases or waivers of Construction Liens executed by general contractors, subcontractors, suppliers, or materialmen and Seller's Construction Lien Affidavit.

  (h) Creditor's Affidavit. Seller's Affidavit of Creditor's of the Resort Property. Additionally at the closing Seller will provide proof of payment for the debts of Seller as listed on the Seller's Affidavit of Creditors and/or will
                                                                     -----------
pay same as they fall due (except to the extent same are being assumed by
-------------------------- ----------------------------------------------
Purchaser).
----------

  (i) Seller's Affidavit that all federal withholding and employment taxes and all state of Florida sales and use taxes have been paid through the date of the closing of the within transaction.

  (j)    Certificate of Non-Foreign Status.

  (k) Original documents and files as to (a) the Tenant Leases, and (b) the Paper (provided, that Purchaser acknowledges that the original promissory notes which constitute part of the Paper have been and/or will be deposited with the owner and holder of the Leasehold Mortgage pursuant to the terms thereof and of the related collateral assignment of the Paper).

  (1) Mortgage Modification and Assumption Agreement pursuant to which Purchaser will assume and agree to pay the Leasehold Mortgage and agree to the modification thereof hereinabove described.

  (m)   Keys, specifications, advertising materials and the like.

  (n)   The Plans and Reports.

15. Assignment. The Purchaser shall have the right at any time prior to closing to assign all Purchaser's right, title and interest under this Agreement whereupon Purchaser shall have no further liability or responsibility under this Agreement. In addition, Purchaser shall have the right to designate entities to take title to the various Assets which entities may be other than Purchaser, provided that the Resort Property (which includes the Ground Lease, the Improvements, the Personal Property and the Tenant Leases) shall be conveyed to one and the same entity.

16. No Broker. The parties shall and do hereby represent one unto the other that they have dealt with no real estate broker in connection with the real estate transaction contemplated by the within Agreement. In the event a real estate broker or agent claims to have dealt with one of the parties contrary to the foregoing representation, the party with whom the broker or agent claims to have dealt with or consulted with agrees to indemnify and hold the other party harmless against such claim or demand.

17. Purchaser's Representatives. From the date of this Agreement Purchaser may have its representatives upon the Real Property.

18. Default by Purchaser. If Purchaser fails to perform any of the covenants of this Agreement to be performed by Purchaser, all moneys paid pursuant to this Agreement by the Purchaser as aforesaid shall be retained by or for the account of the Seller as consideration for the execution of this Agreement and as agreed and liquidated damages in full settlement of any and all claims for damages or Seller shall have the right to specific performance.

19. Default by Seller. If Seller fails to perform any of the covenants of this Agreement to be performed by Seller, then the Purchaser may elect to terminate this Agreement, in which event all moneys paid by Purchaser shall be returned to the Purchaser on demand or Purchaser shall have the right to specific performance.

20. Survival or Representations and Covenants. All representations and covenants made by each party shall survive the delivery of possession and the closing for the benefit of the other party.

21. Attorney's Fees and Costs. In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorney's fees at both the trial and appellate level.

22. Entire Agreement. This Agreement sets forth the entire understanding of the parties and it shall not be changed or terminated except by a document in writing signed by the party or parties charged therewith. No representations not contained in this instrument shall be valid or binding upon either of the parties unless contained in some document in writing referred to or incorporated in this instrument or duly executed in writing.

23. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, administrators, executors, successors, and assigns of each of the parties hereto.

24. Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to the persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

25. Hold Harmless. Seller shall save and hold harmless the Purchaser from any liability, expense, damage or claim arising out of or incurred by Seller's business conducted on the Ground Lease property or arising out of or in connection with the Resort Property, the Desk, or the Paper and not on account of the acts or omissions of Purchaser, Purchaser's agents or employees prior to the date of the closing of the within transaction (including, but not limited to
                                                   -----------------------------
payables of Seller not expressly assumed by Purchaser) and Seller shall
-----------------------------------------------------
reimburse for all costs and expenses, including, but not limited to, a reasonable attorney's fee on both the trial or appellate level, incurred by Purchaser in defending any such liability, expense, damage or claim. In connection therewith, Seller and Purchaser agree that Five-thousand (5000) shares of the Stock shall remain in escrow with Michael M. Wallack, Esq. ("Escrow Agent") subsequent to the closing for a period not to exceed ninety
(90) days for the purpose of providing a fund and source from which any claims of Purchaser covered by the foregoing indemnification can be charged and/or offset. If no claim is made in writing by Purchaser within said ninety (90) day
        -----------------------------------------------------------------------
period, then Escrow Agent shall deliver the Stock to Seller or its designee. If
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Purchaser makes a written claim or claims within the said ninety (90) day
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period, then Escrow Agent shall so notify Seller and unless Seller pays or
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settles the claim within ten (10) days thereafter, Escrow Agent shall return
-----------------------------------------------------------------------------
the Stock to Purchaser and Purchaser shall retain the number of shares
----------------------------------------------------------------------
necessary to satisfy the claim(s) based upon $_ per share and shall issue a
---------------------------------------------------------------------------
certificate for the remaining shares of Stock, if any, and shall deliver such
-----------------------------------------------------------------------------
certificate to Escrow Agent, or if the said ninety (90) day period has expired,
-------------------------------------------------------------------------------
to Seller or its designee. In the event that a dispute arises between the part-
-------------------------------------------------------------------------------
ies as to the provisions of this section 25 or the application thereof, Escrow
------------------------------------------------------------------------------
Agent shall be entitled to file an action in interpleader against the parties
------------------------------------------------------------------------------
and deposit the Stock with the registry of the court having jurisdiction
------------------------------------------------------------------------
thereof, and the parties shall hold harmless the Escrow agent of and from any
----------------------------------------------- -----------------------------
liability, expense, damage or claim in connection therewith and shall reimburse
-------------------------------------------------------------------------------
Escrow Agent on demand for all costs incurred, including court costs and
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attorney's fees at both the trial and appellate levels.
------------------------------------------------------

Additionally, Purchaser shall save and hold harmless the Seller from any liability, expense, damage or claim arising out of any negligent or intentional act or omission of Purchaser's agents or employees on the Ground Lease property or arising out of the Resort Property or the Desk during the period commencing with the date of the closing of the within transaction and Purchaser shall reimbursed for all costs and expenses, including, but not limited to, a reasonable attorney's fee on both the trail or appellate level incurred by Seller in defending any such liability, expense, damage or claim.

26. Governing Law; Venue. The terms and provisions of this Agreement shall be governed by the laws of the State of Florida. Venue in any proceeding shall be in Broward County, Florida.

27. Notices. Any notice or communication required or permitted under this Agreement shall be given by certified mail, postage prepaid, to the following addresses:

FOR THE SELLER:                     OCEAN PALMS DEVELOPMENT CORPORATION
                                    OCEAN PALMS RESORT, INC.
                                    1200 North Ocean Blvd.
                                    Pompano Beach, FL 33062



FOR THE PURCHASER:                  CAPITOL RESORTS OF FLORIDA, INC.
                                    10605 Maumelle Blvd., #C,
                                    Maumelle, AR 72113

  Any such notice or communication may also be personally delivered to either party at the above addresses or sent via recognized overnight courier, or any such notice or communication, whether by certified mail or personal delivery or overnight courier, may be delivered to such other address or in care of such other person as shall be designated hereafter in writing by any party to the others, and shall be deemed to have been given as of the date so delivered or as of the date of receipt whichever event first occurs.

28. Captions. Captions and headings to the various paragraphs of this Agreement are for convenience only, and carry no legal effect and shall in no way affect the interpretation or construction of the paragraphs of this Agreement.

29. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original.

30. Time for Acceptance. If this Agreement is not accepted by Seller on or before the expiration of _____ ( ) days subsequent to the date that this Agreement is received by Seller at 1200 North Ocean Blvd., Pompano Beach, FL 33062 this Agreement shall thereafter be null and void.

31. RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit.

  IN WITNESS WHEREOF, the undersigned have set their hands and seals the day and year first above written.


                                         Signed, sealed and delivered
                                         in the presence of:


     SELLER:
     OCEAN PALMS DEVELOPMENT             Signed, sealed and delivered
     CORPORATION                           In the presence of
                                             /s/ Michael M. Wallack.

By: /s/ Diane Bloom
     Its: President

     OCEAN PALMS RESORT, INC.

     By: /s/ Diane Bloom                     /s/ Michael M. Wallack


     Its: President



     PURCHASER:
     CAPITOL RESORTS OF FLORIDA,             /s/ Michael M. Wallack
     INC., a Florida corporation


     By: /s/ David R. Paes
     ---------------------
     Its: Vice President

                              INDEX TO SCHEDULES


Exhibit "A"                                     Ground Lease
Exhibit "B"                                     Legal Description of Fee
Exhibit "C"                                     Tenant Leases
Exhibit "D"                                     Paper
Exhibit "E"                                     Leasehold Mortgage
Exhibit "F"                                     Contracts and Equipment
                                                Leases
Exhibit "G"                                     Estimated Settlement Statement
Exhibit "H"                                     Environmental Report
14